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                                                                    EXHIBIT 99.1


              MONARCH DENTAL ANNOUNCES SALE OF WISCONSIN OPERATIONS

DALLAS, Dec. 31 -- Monarch Dental Corporation (Nasdaq: MDDS) today announced that it has completed the sale of its Wisconsin operations, including one office located in Minnesota, to a company formed by the investment firm of Bayview Capital Partners LP, of Minneapolis, Minnesota and the current management personnel of the Wisconsin operations. The sale price for this transaction was $9.7 million, subject to certain post-closing adjustments. Monarch Dental will use the net sales proceeds of approximately $9.3 million from this transaction to repay indebtedness under its existing credit facility.

The sold operations included 26 offices and represented patient revenue of approximately $24.5 million for the twelve-month period ended September 30, 2001. The remaining 158 offices of Monarch Dental had patient revenue of approximately $185.9 million for the twelve-month period ended September 30, 2001.

W. Barger Tygart, Chief Executive Officer and Chairman of the Board of Directors stated, "The completion of this transaction will allow Monarch Dental to repay a portion of its outstanding indebtedness thereby making a significant step toward improving the financial stability of the Company. With the debt reduction made possible by this transaction, we can renew our focus on improving the operating performance of our remaining dental offices and the Company's results of operations."

Monarch Dental Corporation provides management and administrative services to 158 dental offices serving 17 markets in 13 states.

This press release contains certain statements that are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. Such statements are subject to uncertainties and risks that could cause the actual results, performance or achievements of Monarch Dental to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. These uncertainties and risks include uncertainties regarding Monarch Dental's ability to avoid uncertainties regarding the impact of the events disclosed in this release on the Company's operations and its stock price, and other risks detailed in the Company's Securities and Exchange Commission filings.